Exhibit 99.1

For Immediate Release

Date: February 5, 2025

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Fourth Quarter and Year End Results

EVERETT, MA, February 5, 2025 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.4 million, or $0.17 per diluted share, for the quarter ended December 31, 2024, compared to $789,000, or $0.09 per diluted share, for the quarter ended December 31, 2023. For the year ended December 31, 2024, the Company reported net income of $4.0 million, or $0.48 per diluted share, as compared to net income of $4.5 million, or $0.52 per diluted share, for the year ended December 31, 2023.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "With just over two years as a public company, we continue to enhance our franchise value through orderly and diligent balance sheet growth and expense control. At year's end, our deposit growth of $130.3 million (15.0%) has outpaced our loan growth of $96.7 million (9.3%) as we continue to grow assets and enhance our liquidity position. This year saw an increase in our tangible book value per share from $17.75 to $18.50 which was aided by the implementation of our stock repurchase program. As we progressed through this initial stock repurchase program, we have maintained our standing as a “well capitalized” institution as we continue to execute our strategic plan."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $6.8 million for the quarter ended December 31, 2024, compared to $5.9 million for the quarter ended December 31, 2023, representing an increase of $844,000, or 14.2%. This increase was primarily due to increases in yields on interest-earning assets that outpaced increases in the cost of interest-bearing liabilities. The resulting net interest margin expanded by five basis points to 1.94% for the quarter ended December 31, 2024 as compared to 1.89% for the quarter ended December 31, 2023. The provision for credit losses was a benefit of $(311,000) for the quarter ended December 31, 2024 compared to provision expense of $108,000 for the quarter ended December 31, 2023. The combination of these items resulted in net interest and dividend income after provision for credit losses of $7.1 million for the quarter ended December 31, 2024, as compared to $5.8 million for the quarter ended December 31, 2023, or an increase of $1.3 million, or 21.7%.

Net interest and dividend income before provision for credit losses was $25.0 million for the year ended December 31, 2024, compared to $24.8 million for the year ended December 31, 2023, or an increase of $198,000, or 0.8%. The net interest margin for the year ended December 31, 2024 was 1.86% as compared to 2.11% for the year ended December 31, 2023. The decrease in the net interest margin was driven by increases in the cost of interest-bearing liabilities that were higher than increases in yields on interest-earning assets during 2024. The provision for credit losses was $174,000 for the year ended December 31, 2024, as compared to $803,000 for the year ended December 31, 2023. The combination of these items resulted in net interest and dividend income after provision for credit losses of $24.8 million for the year ended December 31, 2024, as compared to $24.0 million for the year ended December 31, 2023, or an increase of $827,000, or 3.4%.

NONINTEREST INCOME

Noninterest income was $327,000 for the quarter ended December 31, 2024, as compared to $261,000 for the quarter ended December 31, 2023, or an increase of $66,000, or 25.3%. The increase was primarily due to increases in net gains on sales of loans.

Noninterest income was $1.2 million for the year ended December 31, 2024, as compared to $1.1 million for the year ended December 31, 2023, or an increase of $174,000, or 16.5%. The increase was primarily due to increases in net gains on sales of loans.

NONINTEREST EXPENSE

Noninterest expense was $5.5 million for the quarter ended December 31, 2024, as compared to $5.0 million for the quarter ended December 31, 2023, or an increase of $444,000, or 8.8%. Significant changes are as follows:

•
Salaries and employee benefits increased $363,000, or 11.9%, driven by increases in employee bonuses, commissions and stock based benefits;

•
Computer software and licensing fees increased $33,000, or 35.5%, driven by implementation costs associated with new cash management products for business customers; and
•
Advertising and promotions decreased $63,000, or 28.9%, as we have streamlined our advertising efforts.

Noninterest expense was $20.7 million for year ended December 31, 2024, as compared to $19.1 million for the year ended December 31, 2023, or an increase of $1.6 million, or 8.5%. Significant changes are as follows:

•
Salaries and employee benefits increased $1.4 million, or 11.8%, driven by $974,000 in stock based compensation recorded during the year ended December 31, 2024, related to the 2023 Equity Incentive Plan, as compared to $165,000 in stock based compensation recorded during the year ended December 31, 2023. The employee stock awards were granted in the fourth quarter of 2023;
•
Director compensation increased $253,000, or 43.5%, driven by $332,000 in stock-based compensation recorded in the year ended December 31, 2024, as compared to $103,000 in stock-based compensation costs recorded during the year ended December 31, 2023. The director stock awards were granted at the end of the third quarter of 2023; and
•
Advertising and promotions decreased $243,000, or 30.6%, as we have streamlined our advertising efforts.

INCOME TAXES

We recorded a provision for income tax expense of $493,000 for the quarter ended December 31, 2024, compared to a provision for income tax expense of $266,000 for the quarter ended December 31, 2023, reflecting effective tax rates of 25.4% and 25.2%, respectively.

We recorded a provision for income tax expense of $1.4 million for the year ended December 31, 2024, compared to a provision for income tax expense of $1.5 million for the year ended December 31, 2023, reflecting effective tax rates of 25.7% and 25.5%, respectively.

BALANCE SHEET

Total assets increased $137.8 million, or 10.8%, to $1.42 billion at December 31, 2024 from $1.28 billion at December 31, 2023.

Cash and cash equivalents increased $38.6 million, or 32.4%, to $157.6 million at December 31, 2024 from $119.0 million at December 31, 2023, as a result of deposit growth outpacing loan growth.

Total gross loans increased $97.2 million, or 9.3%, to $1.15 billion at December 31, 2024 from $1.05 billion at December 31, 2023.

•
Multi-family real estate loans increased $56.6 million, or 19.7%, to $344.0 million at December 31, 2024, from $287.4 million at December 31, 2023.
•
Commercial real estate loans increased $32.6 million, or 16.6%, to $229.0 million at December 31, 2024, from $196.4 million at December 31, 2023.
•
Residential real estate loans increased $12.7 million, or 3.1%, to $422.8 million at December 31, 2024, from $410.1 million at December 31, 2023.
•
Home equity lines of credit increased $11.8 million, or 35.4%, to $45.2 million at December 31, 2024, from $33.4 million at December 31, 2023.
•
Commercial loans increased $4.6 million, or 50.2%, to $13.8 million at December 31, 2024, from $9.2 million at December 31, 2023.
•
Construction loans decreased $21.1 million, or 18.8%, to $90.9 million at December 31, 2024, from $112.0 million at December 31, 2023.

Other assets increased $3.9 million, or 137.1%, to $6.8 million at December 31, 2024, from $2.9 million at December 31, 2023, driven by a $3.4 million investment in a low income housing tax credit fund.

Deposits increased $130.3 million, or 15.0%, to $998.5 million at December 31, 2024, from $868.2 million at December 31, 2023.

•
Certificates of deposit increased $107.0 million, or 21.5%, to $605.5 million at December 31, 2024 from $498.5 million at December 31, 2023.
•
Money market deposit accounts increased $53.2 million, or 40.5%, to $184.6 million at December 31, 2024 from $131.4 million at December 31, 2023.

•
Demand deposit accounts increased $6.6 million, or 8.4%, to $85.0 million at December 31, 2024 from $78.3 million at December 31, 2023.
•
Savings accounts decreased $34.9 million, or 25.3%, to $102.9 million at December 31, 2024 from $137.8 million at December 31, 2023.
•
Interest-bearing checking accounts decreased $1.6 million, or 7.3%, to $20.5 million at December 31, 2024 from $22.2 million at December 31, 2023.

Total shareholders' equity increased $3.4 million, or 2.0%, to $168.3 million as of December 31, 2024 from $164.9 million as of December 31, 2023. This increase is primarily the result of net income of $4.0 million and a $1.5 million increase in additional paid-in capital related to stock-based compensation. Partially offsetting this was a decrease in additional paid-in capital of $2.7 million related to shares repurchased under our share repurchase plan. The book value per share increased $0.75 to $18.50 at December 31, 2024 from $17.75 at December 31, 2023.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total gross loans as of December 31, 2024 was $8.9 million and 0.78%, respectively, as compared to $8.6 million and 0.82%, respectively, as of December 31, 2023. For the years ended December 31, 2024 and December 31, 2023, the Company recorded net charge offs of $3,000 and $1,000, respectively. Total non-performing assets were $2.0 million, or 0.14%, of total assets as of December 31, 2024, and $1.2 million, or 0.09% of total assets, as of December 31, 2023.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2024 (unaudited) and December 31, 2023

(in thousands except share data)

	December 31, 2024	December 31, 2023

ASSETS
Cash and due from banks	$5,828	$3,786
Short-term investments	151,789	115,250
Total cash and cash equivalents	157,617	119,036
Interest-bearing time deposits	100	—
Investments in available-for-sale securities (at fair value)	6,564	5,003
Investments in held-to-maturity securities, at amortized cost (fair values of $67,505 at December 31, 2024 and $70,590 at December 31, 2023)	73,215	76,979
Loans, net of allowance for credit losses of $8,884 at December 31, 2024 and $8,591 at December 31, 2023	1,136,449	1,039,789
Federal Home Loan Bank stock, at cost	10,000	9,892
Premises and equipment, net	3,512	3,754
Accrued interest receivable	4,015	3,766
Deferred tax asset, net	4,914	4,767
Bank-owned life insurance	14,945	14,472
Other assets	6,822	2,877
Total assets	$1,418,153	$1,280,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$84,958	$78,342
Interest-bearing	913,575	789,872
Total deposits	998,533	868,214
Federal Home Loan Bank advances	234,000	234,000
Other liabilities	17,352	13,220
Total liabilities	1,249,885	1,115,434

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,095,833 shares and 9,291,810 shares, respectively	91	93
Additional paid-in capital	86,189	87,431
Retained earnings	87,845	83,854
Accumulated other comprehensive income	382	129
Unearned compensation - ESOP	(6,239)	(6,606)
Total stockholders' equity	168,268	164,901
Total liabilities and stockholders' equity	$1,418,153	$1,280,335

Book value per common share	$18.50	$17.75

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	16.58%	17.30%
Tier 1 capital to risk weighted assets	15.56%	16.22%
Tier 1 capital to average assets	10.47%	11.31%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$15,384	$12,969	$57,852	$48,330
Interest and dividends on securities	840	751	3,186	2,701
Interest on short term investments	1,587	1,178	6,007	3,745
Total interest and dividend income	17,811	14,898	67,045	54,776
Interest expense:
Interest on deposits	8,956	6,599	33,435	21,413
Interest on Federal Home Loan Bank advances	2,072	2,360	8,622	8,573
Total interest expense	11,028	8,959	42,057	29,986
Net interest and dividend income	6,783	5,939	24,988	24,790
(Benefit) provision for credit losses	(311)	108	174	803
Net interest and dividend income after (benefit) provision for credit losses	7,094	5,831	24,814	23,987
Noninterest income:
Customer service fees	150	138	577	516
Income from bank-owned life insurance	119	106	473	479
Net gain on sales of loans	39	8	119	21
Other income	19	9	57	36
Total noninterest income	327	261	1,226	1,052
Noninterest expense:
Salaries and employee benefits	3,419	3,056	13,062	11,679
Director compensation	210	202	834	581
Occupancy and equipment expense	245	246	1,033	941
Data processing	314	284	1,198	1,093
Computer software and licensing	126	93	443	375
Advertising and promotions	155	218	551	794
Professional fees	427	393	1,258	1,355
Federal Deposit Insurance Corporation deposit insurance	191	180	752	793
Other expense	394	365	1,538	1,443
Total noninterest expense	5,481	5,037	20,669	19,054
Income before income tax expense	1,940	1,055	5,371	5,985
Income tax expense	493	266	1,380	1,529
Net income	$1,447	$789	$3,991	$4,456
Share data:
Weighted average shares outstanding, basic	8,224,033	8,406,925	8,257,014	8,466,021
Weighted average shares outstanding, diluted	8,375,643	8,433,257	8,345,737	8,523,705
Basic earnings per share	$0.18	$0.09	$0.48	$0.53
Diluted earnings per share	$0.17	$0.09	$0.48	$0.52